EXHIBIT 99.1

STATE INVESTORS BANCORP, INC. REPORTS SECOND QUARTER RESULTS

Metairie, Louisiana – August 14, 2015 – State Investors Bancorp, Inc. (the "Company") (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended June 30, 2015, of $165,000 a decrease of $98,000 as compared to net income of $263,000 reported for the quarter ended June 30, 2014.  Earnings per share, basic and diluted, were $0.07 for the quarter ended June 30, 2015, compared to basic and diluted earnings per share of $0.11 for the quarter ended June 30, 2014. Net income for the six months ended June 30, 2015 amounted to $207,000 a decrease of $285,000 from $492,000 in net income reported for the six months ended June 30, 2014. Earnings per share, basic and diluted, were $0.09 for the six months ended June 30, 2015, compared to basic and diluted earnings per share of $0.21 and $0.20, respectively, for the six months ended June 30, 2014.

The decrease in net income for the quarter ended June 30, 2015 resulted primarily from a $68,000 or 29.3%, increase in the provision for income taxes, a $24,000 or 0.8%, decrease in total interest income, a $7,000 or 0.4%, increase in total non-interest expense, and a $6,000, or 11.5%, decrease in non-interest income, partially offset by a $7,000, or 1.1%, decrease in total interest expense.  Net interest income decreased $17,000 or 0.8%, due to the $24,000 decrease in total interest income as a result of an overall decrease in interest earning assets.  The increase in non-interest expense was primarily due to an increase in professional fees of $194,000, or 141.6%, as well as an increase of $45,000, or 35.4%, in data processing expense, an increase of $4,000, or 20.0%, in bank service charge expense, an increase of $3,000, or 5.6%, in security expense, an increase of $2,000, or 5.6%, in deposit insurance premiums expense, partially offset by decreases of $181,000, or 20.6%, in salaries and employee benefits expense, $38,000, or 15.8%, in other non-interest expense, $16,000, or 59.3%, in office supplies and postage expense, $4,000, or 3.1%, in occupancy expense, and $2,000, or 22.2%, in advertising expense.

The decrease in net income for the six months ended June 30, 2015, compared to the same period in 2014, was primarily due to an increase of $493,000, or 14.3% in non-interest expense, partially offset by an increase in total interest income of $166,000, or 3.0%, a decrease of $34,000, or 9.1%, in the provision for income taxes and a decrease in total interest expense of $9,000, or 0.7%. Net interest income increased $175,000 or 4.1%, due to the $166,000 increase in total interest income as a result of an overall increase in interest earning assets. The increase in non-interest expense was primarily due to an increase in professional fees of $677,000, or 307.7%, data processing expense of $13,000, or 4.9%, as well as increases of $11,000, or 28.9%, in bank service charge expense and $11,000, or 8.2%, in taxes and licenses expense, partially offset by decreases of $140,000, or 7.6%, in salaries and employee benefits expense, $34,000 or 7.8% in other non-interest expense, $28,000 or 52.8% in office supplies and postage expense,  $6,000 or 31.6% in advertising expense, $5,000 or 4.6% in security expense, $3,000 or 3.8% in deposit insurance premiums expense, and $3,000, or 1.2%, in occupancy expense.

At June 30, 2015, the Company reported total assets of $262.3 million, a decrease of $9.6 million, or 3.5%, compared to total assets of $271.9 million at December 31, 2014.  The decrease primarily reflects decreases in net loans receivable of $11.4 million, or 5.2%, a decrease in investment securities of $4.4 million, or 12.5%, and no other real estate owned, compared to $150,000 at December 31, 2014, partially offset by increases in cash and cash equivalents of $5.5 million, or 105.1%, other assets of $897,000, or 196.3%, and deferred income taxes of $102,000, or 32.4%.  Deposits decreased $4.8 million, or 3.1%, at June 30, 2015 compared to December 31, 2014.  Federal Home Loan Bank advances decreased $5.7 million, or 8.0%, at June 30, 2015 compared to December 31, 2014.  At June 30, 2015, the Company reported $1.3 million of non-performing assets, or 0.5%, of total assets at such date, compared to $892,000 of non-performing assets, or 0.3%, of total assets at December 31, 2014.

Total shareholders' equity increased $425,000, or 1.0%, to $42.5 million at June 30, 2015, from $42.0 million at December 31, 2014, primarily due to $397,000 in stock benefit plan expenses and net income of $207,000, partially offset by a decrease in unrealized gain on securities available for sale of $103,000, net of the deferred tax effect, for the six months ended June 30, 2015, and the purchase of $76,000 of shares under the Company's stock repurchase program.

The Company repurchased 3,660 shares of its common stock during the six months ended June 30, 2015, at an average price per share of $20.98, under the share repurchase program announced in November 2013, which covered up to 118,100 shares.  As of June 30, 2015, there were a total of 25,107 shares remaining for repurchase under the program.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2015	December 31, 2014
ASSETS	(Unaudited)

Cash and cash equivalents	$10,690	$5,212
Investment securities	31,099	35,545
Loans receivable, net	206,854	218,206
Other assets	13,666	12,937

Total assets	$262,309	$271,900

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$151,182	$155,988
FHLB advances	65,864	71,595
Other liabilities	2,805	2,284

Total liabilities	219,851	229,867

Total shareholders' equity	42,458	42,033

Total liabilities and shareholders' equity	$262,309	$271,900

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)
Total interest income	$2,834	$2,858	$5,759	$5,593
Total interest expense	641	648	1,276	1,285
Net interest income	2,193	2,210	4,483	4,308
Provision for loan losses	50	50	100	100
Net interest income after provision for loan losses	2,143	2,160	4,383	4,208

Non-interest income	46	52	96	97
Non-interest expense	1,724	1,717	3,932	3,439
Income before income taxes	465	495	547	866
Income taxes	300	232	340	374

NET INCOME	$165	$263	$207	$492

Earnings Per Share
Basic	$0.07	$0.11	$0.09	$0.21
Diluted	$0.07	$0.11	$0.09	$0.20

	Three Months Ended		Six Months Ended
	March 31,		June 30,
	2015	2014	2015	2014
	(Unaudited)
Selected Operating Ratios(1)
Average interest rate spread	3.35%	3.34%	3.37%	3.29%
Net interest margin	3.55%	3.54%	3.57%	3.48%
Average interest-earning assets to average interest-bearing liabilities	118.80%	119.24%	119.57%	119.03%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.48%	0.26%	0.48%	0.26%
Allowance for loan losses as a percent of non-performing loans	118.72%	184.88%	118.72%	184.88%
Allowance for loan losses as a percent of total loans receivable	0.72%	0.61%	0.72%	0.61%

Per Share Data:
Shares outstanding at period end	2,304,359	2,320,619	2,304,359	2,320,619
Weighted average shares outstanding:
Basic	2,304,359	2,326,203	2,304,844	2,342,649
Diluted	2,439,277	2,403,078	2,434,193	2,421,070

Tangible book value at period end	$18.43	$17.80	$18.43	$17.80

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(1)            Ratios for the three and six month periods are annualized.
(2)            Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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